FORM OF
AMENDED AND RESTATED ORGANIZATION CERTIFICATE
THE FEDERAL HOME LOAN BANK OF
DES MOINES

WHEREAS, the Organization Certificate of the Federal Home Loan Bank of Des Moines (the “Bank”), was adopted by the Bank’s Board of Directors on October 13, 1932 (the “Original Organization Certificate”), and filed with the regulator of the Bank at that time (the Federal Home Loan Bank Board);

WHEREAS, the Bank and the Federal Home Loan Bank of Seattle (the “Seattle Bank”) have entered into an agreement and plan of merger, dated as of September 25, 2014 (the “Merger Agreement”), providing for the merger of the Seattle Bank with and into the Bank (the “Merger”), with the Bank as the continuing bank in the Merger (the “Continuing Bank”), on the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, in order to consummate the Merger, it will be necessary to amend and restate the Original Organization Certificate in the form of this Amended and Restated Organization Certificate, for submission to the Director of the Federal Housing Finance Agency (the “Director”) for endorsement in accordance with 12 CFR Section 1278.7; and
WHEREAS, each of the directors who will constitute the Board of Directors of the Continuing Bank has executed this Amended and Restated Organization Certificate in accordance with 12 CFR Section 1278.7.
NOW, THEREFORE, this Amended and Restated Organization Certificate of the Bank, which is intended to replace the Original Organization Certificate, is hereby approved by the Board of Directors of the Bank and submitted for endorsement by the Director in accordance with 12 CFR Section 1278.7.

1.	The title of this Bank shall be the FEDERAL HOME LOAN BANK OF Des Moines.

2.
The location of the principal office of this Bank will be in the City of Des Moines, State of Iowa, or at such other city as the Director may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

3.
This Bank shall be established in the City of Des Moines, State of Iowa, in District Number Eight, as defined by the Director, or as may from time to time be readjusted or modified by the Director. Said District Number Eight as now defined is as follows:

The States of Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, and the U.S. Territories of American Samoa, Guam and the Northern Mariana Islands.

4.
This Bank shall engage in the business authorized by said Federal Home Loan Bank Act (as amended from time to time, the “Act”), and it shall exercise such powers as are permitted or prescribed by the Act, subject to the supervision of the Director.

5.
The minimum amount of capital stock for the organization of this Bank shall be in such amount and in such classes as determined in accordance with the Act and applicable regulations and the Bank’s capital plan, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Act and applicable regulations. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Housing Finance Agency may from time to time prescribe or issue.

6.
This Certificate is made for the purpose of carrying out the provisions of the Act, and such other acts as may be passed by Congress amending or supplementing the Act, in so far as it or they may be applicable to the Continuing Bank, and is subject to such changes or additions, not inconsistent with law, as the Director may deem necessary or expedient and may from time to time direct.

7.	The Bank shall have succession until dissolved by the Director under the Act or by further act of Congress.
In witness whereof, we, the directors aforesaid, have hereunto set our hands as of this 31st day of May 2015.

By:	/s/ Ruth B. Bennett	By:	/s/ David P. Bobbitt
	Name: Ruth B. Bennett Title: Director		Name: David P. Bobbitt Title: Director

By:	/s/ Steven L. Bumann	By:	/s/ Michelle Keeley
	Name: Steven L. Bumann Title: Director		Name: Michelle Keeley Title: Director

By:	/s/ Marianne M. Emerson	By:	/s/ David J. Ferries
	Name: Marianne M. Emerson Title: Director		Name: David J. Ferries Title: Director

By:	/s/ W. Douglas Hile	By:	/s/ Van D. Fishback
	Name: W. Douglas Hile Title: Director		Name: Van D. Fishback Title: Director

By:	/s/ Chris D. Grimm	By:	/s/ Eric A. Hardmeyer
	Name: Chris D. Grimm Title: Director		Name: Eric A. Hardmeyer Title: Director

By:	/s/ William V. Humphreys	By:	/s/ Teresa J. Keegan
	Name: William V. Humphreys Title: Director		Name: Teresa J. Keegan Title: Director

By:	/s/ John F. Kennedy, Sr.	By:	/s/ Ellen Z. Lamale
	Name: John F. Kennedy, Sr. Title: Director		Name: Ellen Z. Lamale Title: Director

By:	/s/ Russell J. Lau	By:	/s/ James G. Livingston
	Name: Russell J. Lau Title: Director		Name: James G. Livingston Title: Director

By:	/s/ Michael W. McGowan	By:	/s/ Paula R. Meyer
	Name: Michael W. McGowan Title: Director		Name: Paula R. Meyer Title: Director

By:	/s/ Dale E. Oberkfell	By:	/s/ Cynthia A. Parker
	Name: Dale E. Oberkfell Title: Director		Name: Cynthia A. Parker Title: Director

By:	/s/ J. Benson Porter	By:	/s/ Thomas P. Potiowsky
	Name: J. Benson Porter Title: Director		Name: Thomas P. Potiowsky Title: Director

By:	/s/ John P. Rigler II	By:	/s/ John H. Robinson
	Name: John P. Rigler II Title: Director		Name: John H. Robinson Title: Director

By:	/s/ Joseph C. Stewart III	By:	/s/ Elsie M. Meeks
	Name: Joseph C. Stewart III Title: Director		Name: Elsie M. Meeks Title: Director

By:	/s/ Robert M. Teachworth	By:	/s/ David F. Wilson
	Name: Robert M. Teachworth Title: Director		Name: David F. Wilson Title: Director

By:	/s/ Michael J. Blodnick
Name: Michael J. Blodnick Title: Director

APPROVED AND ENDORSED BY THE DIRECTOR FOR FILING, EFFECTIVE AS OF THE 31st DAY OF MAY, 2015:

By:	/s/ Melvin L. Watt

Name:	Melvin L. Watt

Title:	Director, Federal Housing Finance Agency

Date of Acceptance:	May 29, 2015

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